Exhibit 99.2

g8wave Holdings, Inc. Commences Trading on OTC Bulletin
Board Under New Symbol: GEWV.OB

BOSTON - August 31, 2007 - g8wave Holdings, Inc. (OTC Bulletin Board: GEWV.OB), formerly known as International Food and Wine Consultants, Inc. today announced that, in connection with its recent reverse merger and name change to g8wave Holdings, Inc., its stock began trading under the ticker symbol GEWV.OB on August 30, 2007.

g8wave is a leading integrated mobile media company that operates at the intersection of mobile communities and brands. g8wave builds and supports mobile communities, creates and distributes interactive content and provides mobile marketing applications and services to mobile subscribers worldwide, and through it’s wholly owned subsidiary g8wave, Inc., has a global distribution reach through relationships with tier-one mobile operators and aggregators. g8wave, Inc. was formed in the UK in 1996 as part of the Phoenix Media/Communication Group, a 40-year old, converged media organization based in Boston and operates out of offices in Boston, Massachusetts, and London, England.

“This is an important milestone and a great accomplishment for our team at g8wave,” said Habib Khoury, President and Chief Executive Officer of g8wave Holdings, Inc. “As a public company, we believe we will have greater resources to participate in the rapid growth of mobile marketing services worldwide.”

Going forward, the Company intends to leverage its position to generate branded content, mobile advertising and promotions revenues and introduce additional value-added services for large social and branded communities and advertisers targeting mobile users. The Company intends to also continue to build its proprietary database of user preferences and profiles to offer customized mobile experiences.

About g8wave Holdings, Inc.:

g8wave Holdings, Inc. is a leading integrated mobile media company and a global provider of interactive entertainment, social networking/community services and mobile marketing services. The Company provides services in the following areas: mobile content distribution services, mobile marketing applications and consulting, and mobile community development services. For more information about g8wave Holdings, Inc., visit www.g8wave.com.

Forward Looking Statement Disclaimer

The statements contained in this press release contain certain forward-looking statements within the meaning of the federal securities laws, including, without limitation, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are those detailed in the Company’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our filings with the Securities and Exchange Commission for a discussion of such risks.

Contact:
Mr. Crocker Coulson, President	Mr. Habib Khoury, President & CEO
CCG Investor Relations Inc.	g8wave Holdings, Inc.
Phone: 646-213-1915 (New York)	Phone: 617-859-3360 (Boston)
Email: crocker.coulson@ccgir.com	Email: habib@g8wave.com

Media Contact :
Ms. Saskia Sidenfaden, Senior Media Executive
CCG Investor Relations Inc.
Phone : 646-213-2822 (New York)
Email : saskia.sidenfaden@ccgir.com

###